UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2025

ETHZilla Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38105	90-1890354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2875 South Ocean Blvd, Suite 200 Palm Beach, FL	33480
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 507-0669

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ETHZ	The NASDAQStock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in the Current Reports on Form 8-K filed by ETHZilla Corporation, formerly 180 Life Sciences Corp. (the “Company” , “we” and “us”), with the Securities and Exchange Commission (the “SEC”) on August 11, 2025, as amended by Amendment No. 1 thereto filed with the SEC on August 21, 2025 and September 22, 2025, as amended by Amendment No. 1 thereto filed with the SEC on September 25, 2025, on August 8, 2025, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with investment funds managed by an institutional investor (the “Investor”), under which the Company sold and issued to the Investor senior secured convertible notes (the “August 2025 Convertible Notes”) in an aggregate principal amount of $156,250,000, and on September 22, 2025, the Company entered into an Amendment and Waiver Agreement with the Investor (the “Amendment Agreement”), pursuant to which, among other things, the Company sold the Investor a new series of senior secured convertible (the “September 2025 Convertible Notes”, and together with the August 2025 Convertible Notes, the “Convertible Notes”) in the aggregate principal amount of $360 million. The Convertible Notes are secured by an aggregate of approximately $509,090,000 in cash (the “Cash Collateral”) and 11,374.893513 of Ether (ETH) having a value of approximately $37,789,000 (the “Specified ETH Amount”) as of December 9, 2025 (the “ETH Collateral”). Both the Cash Collateral and the ETH Collateral are held in restricted accounts in accordance with the agreements with the Investor.

On December 9, 2025, the Company entered into a Note Mandatory Redemption Agreement (the “Redemption Agreement”) with the Investor, pursuant to which we agreed to repurchase and redeem the Convertible Notes for a purchase price equal to 117% of the aggregate outstanding principal amount of the Convertible Notes (approximately $516,148,000 as of December 9, 2025) plus accrued and unpaid interest, late charges (if any), and any other amounts (if any) owed by the Company to the Investor pursuant to the agreements governing the Convertible Notes as of the payoff date (the “Purchase Price”), with any portion of the Purchase Price that is not fully covered by the Cash Collateral (the “Remaining Payment Amount”), if any, being payable on or before December 24, 2025 (the “Partial Repayment Date”) and the balance of the Purchase Price being payable on or before December 30, 2025 (the “Mandatory Note Redemption Deadline”).

The Company is permitted to use its balance sheet assets to repay the loan. In addition, under certain circumstances the Company is permitted to use the ETH control account to facilitate repayment, should it choose. If the Company has paid the full Remaining Payment Amount on or before the Mandatory Note Redemption Deadline, whether in cash or with proceeds of an ETH liquidation, the Cash Collateral account holder will be authorized to release any such amount of Cash Collateral necessary to pay the balance of the Purchase Price to the Investor. If the Company fails to pay the Purchase Price on or before the Mandatory Note Redemption Deadline, the Investor may terminate the Redemption Agreement upon written notice to the Company.

The Redemption Agreement includes customary representations and warranties of the Company and the Investor, a general release of the Investor and the collateral agent, by the Company and its subsidiaries (effective on the actual payoff date), except as to obligations under the Release Agreement, and customary indemnification provisions (incorporated by reference from the Securities Purchase Agreement) binding the Company.

Upon the full payment of the Purchase Price and the Investor’s legal fees, the Convertible Notes will be deemed cancelled.

The foregoing description of the Redemption Agreement is not complete and is subject to, and qualified in its entirety by reference to the Redemption Agreement filed herewith as Exhibit 10.1, which is incorporated in this Item 1.01 by reference in its entirety.

Item 7.01 Regulation FD Disclosure.

Press Release and Presentation

On December 10, 2025, the Company filed a press release announcing the entry into the Redemption Agreement. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K, including the information contained in Exhibit 99.1 is being furnished to the Securities and Exchange Commission, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1*#	Note Mandatory Redemption Agreement dated December 9, 2025, by and among ETHZilla Corporation and the Investor party thereto
99.1**	Press Release dated December 10, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.
**	Furnished herewith.
#	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2)(ii) of Regulation S-K. A copy of any omitted schedule or Exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that ETHZilla Corporation may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or Exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2025

ETHZilla Corporation

By:	/s/ McAndrew Rudisill
	Name:	McAndrew Rudisill
	Title:	Chief Executive Officer

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